Exhibit 5.1

March 3, 2004

Boston Properties, Inc.

111 Huntington Avenue, Suite 300

Boston, MA 02199-7610

Re:	Boston Properties, Inc.

Ladies and Gentlemen:

This opinion is delivered to you in our capacity as counsel for Boston Properties, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 5,700,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company. This opinion is being delivered in connection with (i) the Company’s Registration Statement on Form S-3 (No. 333-69375) (the “Registration Statement”) relating to the registration of the offering and sale under the Securities Act of 1933, as amended, of up to $1,500,000,000 of securities of the Company, and (ii) a prospectus supplement dated February 26, 2004, which supplements the prospectus included in the Registration Statement (the “Prospectus Supplement”), relating to the offering of the Shares of the Company. The Shares were sold pursuant to that certain Underwriting Agreement dated February 26, 2004 by and among the Company, Boston Properties Limited Partnership, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (the “Underwriting Agreement”).

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on representations made in the Underwriting Agreement and certificates and other inquiries of officers of the Company.

We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the Underwriting Agreement, will be duly authorized, validly issued, fully-paid and non-assessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 3, 2004 which is incorporated by reference into the Registration Statement.

This opinion is being furnished only to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP